UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZHONE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2006

10:00 a.m. Pacific Time

To our stockholders:

You are cordially invited to attend our 2006 annual meeting of stockholders, which will be held at Zhone’s principal executive offices, located at 7001 Oakport Street, Oakland, California 94621 on May 17, 2006 at 10:00 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1.	To elect three members of the Board of Directors to serve for three year terms as Class II Directors.

2.	To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To approve an amendment to Zhone’s 2002 Employee Stock Purchase Plan.

4.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 29, 2006, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer, Treasurer and Secretary

Oakland, California

April 7, 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

ZHONE TECHNOLOGIES, INC.

7001 Oakport Street

Oakland, California 94621

PROXY STATEMENT

Zhone’s Board of Directors solicits your proxy for use at the annual meeting of stockholders to be held on May 17, 2006 at 10:00 a.m. Pacific Time at Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on April 7, 2006.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 29, 2006, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 148,647,856 shares of Zhone common stock outstanding and entitled to vote at the annual meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the three nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Voting in Person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a “legal proxy” from the record holder authorizing you to vote at the annual meeting.

Voting by Proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares as a record holder, you may vote by signing and dating the enclosed proxy card and promptly returning it in the enclosed envelope. If, on the other hand, you hold your shares in “street name,” then you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” the election of the director nominees (Proposal 1), “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 2), and “FOR” the amendment to the 2002 Employee Stock Purchase Plan (Proposal 3). If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Revocation. You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to Zhone’s Corporate Secretary at 7001 Oakport Street, Oakland, California 94621, or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition, we have retained Georgeson Shareholder Communications to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Georgeson Shareholder Communications $7,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only Zhone stockholders, as of the close of business on March 29, 2006, and other persons holding valid proxies for the annual meeting are entitled to attend the Zhone annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 29, 2006. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Stockholders Sharing the Same Address

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report and proxy statement. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7001 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7013. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Householding does not apply to stockholders with shares registered directly in their name.

Recommendation of the Board

The Zhone Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees (Proposal 1), “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 2), and “FOR” the amendment to the 2002 Employee Stock Purchase Plan (Proposal 3).

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Zhone’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Zhone’s integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found at www.zhone.com.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board, other than Mr. Ejabat, is independent under the criteria established by Nasdaq for independent board members. In addition, each member of committees of the Board is an independent director in accordance with Nasdaq standards. At the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to meet outside of the presence of our management.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has eight directors and the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at www.zhone.com. During the year ended December 31, 2005, the Board held 13 meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, except for Messrs. Clammer and Coulter. We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Four of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Adam Clammer	Member
Michael Connors
James Coulter		Member	Member
Robert Dahl	Chair
Morteza Ejabat
James H. Greene, Jr.		Member	Member
C. Richard Kramlich		Member	Member
James Timmins	Member
Number of Meetings in 2005	6	2	0

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Robert Dahl meets the qualifications of an “audit committee financial expert” as defined by the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Dahl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Dahl any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals, and approving stock option grants for these individuals under our stock option plans. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of Zhone. The Compensation Committee will seek to reward executives in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see the “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board with respect to Board and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity, age, skills such as understanding of manufacturing, technology, finance and marketing, and international background. These factors, and any other qualifications considered useful by the Corporate Governance and Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In selecting or recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Corporate Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend the candidate for consideration by the full Board, the nominee for the election of directors. The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Zhone’s Corporate Secretary in writing to the following address: Zhone Technologies, Inc.,

Attention: Corporate Secretary, 7001 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

Director Compensation

We do not pay employee directors any compensation for their service on the Board of Directors. With respect to our non-employee directors, it is our general policy that compensation should be a mix of cash and equity-based compensation. Each non-employee director is eligible to receive an annual cash retainer of $10,000 but may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of the cash retainer, based on the fair market value of the shares on the date the cash retainer would otherwise be paid. To align the interests of directors with the long-term interests of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of a stock option to purchase 50,000 shares at an exercise price equal to the fair market value of Zhone common stock on the date of grant. In lieu of this stock option, each non-employee director may elect to receive the annual equity grant in the form of 15,000 shares of restricted stock. In either case, the annual equity grant vests in 48 equal monthly installments over the course of four years. In addition, the chair of the Audit Committee receives $4,000 per committee meeting attended, and each of the other committee members receives $2,000 per committee meeting attended. Non-employee directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities. In order to facilitate the role of Mr. Dahl as chair of the Audit Committee and to provide us with greater access to the chair, from time to time, we provide Mr. Dahl with access to approximately 240 square feet of excess office space that would otherwise be unused. We have determined the current fair market rental value of this excess office space to be $2,880 per year. Mr. Dahl owns and maintains separate phone, fax, server and computer systems.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within Zhone for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

The authorized number of directors is presently eight. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, and Class II and Class III consisting of three members. We elect one class of directors to serve a three year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect three Class II directors to hold office until the 2009 annual meeting. At next year’s annual meeting of stockholders, we will elect three Class III directors to hold office until the 2010 annual meeting, and the following year, we will elect two Class I directors to hold office until the 2011 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated James Coulter, James H. Greene, Jr. and C. Richard Kramlich as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Messrs. Coulter, Greene and Kramlich. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with Zhone, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position	Term Expires	Class
Morteza Ejabat	56	Chairman of the Board of Directors, President and Chief Executive Officer	2007	III
Adam Clammer	35	Director	2008	I
Michael Connors	64	Director	2007	III
James Coulter	46	Director	2006	II
Robert Dahl	65	Director	2008	I
James H. Greene, Jr.	55	Director	2006	II
C. Richard Kramlich	70	Director	2006	II
James Timmins	50	Director	2007	III

Class II Directors with Terms Expiring at this Annual Meeting

James Coulter has served as a director of Zhone since November 1999. Since January 1993, Mr. Coulter has been a founding partner of Texas Pacific Group, or TPG, a private equity investment firm. Mr. Coulter serves on the board of directors of J. Crew Group, Inc., Lenovo Group Limited, Neiman Marcus Group Inc. and Seagate Technology. Mr. Coulter holds a B.A. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

James H. Greene, Jr. has served as a director of Zhone since November 1999. Since January 1996, Mr. Greene has been a member of KKR & Co. LLC, the general partner of Kohlberg Kravis Roberts & Co., or KKR, a private equity investment firm. Mr. Greene also serves as a director of Accuride Corporation, Alliance Imaging Inc., Avago Technologies, Inc., NuVox, Inc. and SunGard Data Systems, Inc. Mr. Greene holds a B.S. in Economics from the University of Pennsylvania.

C. Richard Kramlich has served as a director of Zhone since November 1999. Since June 1978, Mr. Kramlich has been a general partner of New Enterprise Associates, or NEA, a venture capital firm. Mr. Kramlich also serves as a director of Sierra Monitor Corp. and Silicon Valley Bancshares. Mr. Kramlich holds a B.S. in History from Northwestern University and an M.B.A. from Harvard University.

Class III Directors with Terms Expiring in 2007

Morteza Ejabat is a co-founder of Zhone and has served as Chairman of the Board of Directors, President and Chief Executive Officer since June 1999. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge, and an M.B.A. from Pepperdine University.

Michael Connors has served as a director of Zhone since November 2003 following the consummation of Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University.

James Timmins has served as a director of Zhone since July 2002. Since April 2005, Mr. Timmins has been a managing director of Pagemill Partners LLC, an investment banking and venture firm. From 1998 to 2004, Mr. Timmins was a general partner and managing director for NIF Ventures, the U.S. venture capital operation of The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, Mr. Timmins was a partner at Redwood Partners, an investment firm. From 1987 to 1990, Mr. Timmins was a principal at Hambrecht & Quist, an investment banking firm. Mr. Timmins also serves as a director of WaveSplitter Technologies, Inc. Mr. Timmins holds a B.A. in History and Philosophy from the University of Toronto, and an M.B.A. from Stanford University.

Class I Directors with Terms Expiring in 2008

Adam Clammer has served as a director of Zhone since August 2002. Since January 2006, Mr. Clammer has been a member of KKR & Co. LLC, the general partner of Kohlberg Kravis Roberts & Co., or KKR, a private equity investment firm. Prior to January 2006, Mr. Clammer was a director at KKR, where he has worked since 1995. Mr. Clammer also serves as a director of Avago Technologies, Inc., Jazz Pharmaceuticals and MedCath Corporation. Mr. Clammer received his B.S. in Business Administration from the University of California and his M.B.A. from Harvard Business School.

Robert Dahl has served as a director of Zhone since June 1999. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions with Ascend Communications, Inc., most recently as Executive Vice President from October 1997 to January 1998 and Chief Financial Officer from January 1994 to October 1997. Mr. Dahl also serves as a director of The Dahl Family Foundation and NorCal Community Bancorp. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley.

There are no family relationships among any of our executive officers, directors or director nominees. Messrs. Clammer, Coulter, Greene and Kramlich are associated with our major stockholders as described above and as set forth in the section entitled “Ownership of Securities.” We have entered into letter agreements with each of KKR-ZT L.L.C., TPG-Zhone, L.L.C. and New Enterprise Associates VIII, L.P., each dated as of

November 13, 2003, relating to the nomination of designees to the Board of Directors. These letter agreements provide that at any annual or special meeting called or in any other action taken for the purpose of electing directors to the Board, Zhone agrees to nominate as directors (1) two nominees designated by KKR, who shall initially be Messrs. Clammer and Greene and who shall be placed in separate classes, (2) two nominees designated by TPG, who shall initially be Messrs. Coulter and Timmins and who shall be placed in separate classes, and (3) one nominee designated by New Enterprise Associates VIII, L.P., who shall initially be Mr. Kramlich. Each of KKR’s and TPG’s rights to designate one nominee to the Board terminates at such time that KKR or TPG holds less than 50% of the shares issued to it in connection with the merger with Tellium, and each of KKR’s and TPG’s rights to designate any remaining nominee terminates at such time that KKR or TPG holds less than 25% of the shares issued to it in connection with the merger with Tellium. NEA’s rights to designate its nominee terminates at such time that NEA holds less than 50% of the shares issued to it in connection with the merger with Tellium.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Messrs. Coulter, Greene and Kramlich.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2006. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2000. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as Zhone’s independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain KPMG, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of Zhone and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	2005 Fees	2004 Fees
Audit Fees	$1,298,700	$1,209,400
Audit-Related Fees	—	—
Tax Fees	221,100	319,800
All Other Fees	—	—

Total Fees	$1,519,800	$1,529,200

Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by KPMG that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above under “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by KPMG, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm.

PROPOSAL 3:

AMENDMENT TO THE ZHONE TECHNOLOGIES, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

General

We are requesting that the stockholders vote in favor of an amendment to the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan, or the ESPP, which was approved by the Board of Directors on February 15, 2006. If approved by the stockholders, the amendment will (1) delete the “evergreen” provision which provides for an automatic annual increase in the aggregate number of shares available for purchase under the ESPP by 2.5% of the total number of outstanding shares, and (2) increase the maximum number of shares of common stock which may be issued under the ESPP by 2,000,000 shares, or 1.4% of the total number of shares of common stock outstanding as of March 29, 2006.

When the ESPP was originally established, an aggregate of 1,000,000 shares (as adjusted to reflect the one-for-four reverse stock split effective November 13, 2003) were initially reserved for issuance under the ESPP, with an annual increase of 2.5% of the total number of outstanding shares pursuant to the “evergreen” feature. Because the ESPP imposes a maximum limit of 1,500,000 on the aggregate number of shares, there will be no further automatic annual increases under the “evergreen” provision. As of March 31, 2006, a total of 659,111 shares have been issued and sold under the ESPP, and accordingly, only 840,889 shares remain available for purchase under the ESPP. Unless additional shares are authorized and approved by our stockholders, the number of shares that remain available for purchase will be insufficient to achieve the purposes of the ESPP over the term of the plan. If the ESPP amendment is approved, the total number of shares available for purchase under the ESPP will be approximately 2,840,889.

We firmly believe that the ESPP is a necessary and powerful incentive and retention tool that benefits all of our stockholders. Specifically, the amendment to the ESPP would enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in Zhone through payroll deductions, (2) enhance such employees’ sense of participation in the affairs of Zhone, and (3) provide an incentive for continued employment. The ESPP will also continue to align the interests of employees with those of stockholders through increased stock ownership.

Purpose of the Plan

The purpose of the ESPP is to provide employees an opportunity to participate in the ownership of the company by purchasing common stock of Zhone through payroll deductions. The ESPP is intended to benefit Zhone as well as its stockholders and employees. The ESPP gives employees an opportunity to purchase shares of common stock at a discounted price. We believe that our stockholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the company. Finally, Zhone benefits from the periodic investments of equity capital provided by participants in the ESPP.

Summary of the Plan

The following is a summary of the ESPP, as amended. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the amended Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan, which is attached as Appendix A to this proxy statement.

Administration. The ESPP is administered by the Compensation Committee of the Board. The Compensation Committee has full power to interpret the ESPP, and its decisions are final and binding upon all participants.

Eligibility. Employees of Zhone and its designated subsidiaries who have been employed for at least 10 days, and whose customary employment is for more than 20 hours per week and for more than five months per year may participate in the ESPP. However, no employee will be eligible to participate in the ESPP if, immediately after the grant of a right to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of our common stock. We estimate that approximately 500 employees are currently eligible to participate in the ESPP.

Participation. In order to participate in the ESPP, an employee who is eligible at the beginning of an offering period authorizes payroll deductions in 1% increments, but not less than 2% nor greater than 10%, of his compensation. No participant may accrue rights to purchase shares at a rate that exceeds $25,000 in fair market value for any calendar year. In addition, a participant may not purchase more than the maximum number of shares on any single purchase date, as determined by the Compensation Committee.

Purchases. The ESPP provides for offering periods of three months duration starting on September 1, December 1, March 1 and June 1, with purchases being made on the last business day of the offering period. The Compensation Committee may make a particular offering period longer or shorter, provided that the change is announced at least 15 days before the beginning of the offering period to be affected, and provided further that no offering period may be longer than 27 months. At the end of each offering period, also referred to as the purchase date, a participant’s accumulated payroll deductions are used to purchase shares. The number of shares of Zhone common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by 85% of the fair market value of Zhone common stock on (1) the first business day of the offering period or (2) the last business day of the offering period, whichever is less.

Termination of Employment. If a participant’s employment is terminated (including because of retirement or death), the participant’s election is deemed cancelled and the payroll deductions credited to the participant’s account will be returned without interest to him.

Change in Capitalization and Change in Control. In the event of a stock split or other similar event that affects the number of shares of common stock outstanding, the Compensation Committee may make proportionate adjustments to the number of shares of stock subject to the ESPP and the price per share of common stock. In the event of a dissolution or liquidation of Zhone, the Compensation Committee will determine whether (1) all rights to purchase shares under the ESPP will terminate and accumulated payroll deductions be refunded, or (2) the ESPP will terminate and participants will have the right to purchase shares prior to such termination. In the event of a merger or other similar transaction in which we are not the surviving company, the Compensation Committee will determine whether (1) the end of the offering period will be accelerated, (2) all rights to purchase shares under the ESPP will terminate and accumulated payroll deductions be refunded, or (3) the ESPP will continue with regard to shares of the surviving corporation.

Amendment and Termination. The Board may terminate or amend the ESPP at any time, except that it may not (1) increase the number of shares that may be issued under the ESPP, or (2) change the designation or class of employees eligible for participation in the ESPP. The ESPP will continue until all of the shares authorized for the ESPP are sold, unless it is terminated earlier by the Board. Notwithstanding the foregoing, the Board may amend the ESPP if the continuation of the ESPP or any offering period would result in financial accounting treatment for the ESPP that is different from the financial accounting treatment in effect on the date that the Board adopted the ESPP.

U.S. Federal Income Tax Consequences

The ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. The foregoing is only a summary of the effect of federal income taxation upon the participant and Zhone with respect to the shares purchased under the ESPP, does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Reference should be made to the applicable provisions of the Internal Revenue Code.

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual is not determinable. No purchase rights have been granted and no shares of common stock have been issued with respect to the 2,000,000 share increase for which stockholder approval is sought under this proposal. For illustrative purposes only, the following table sets forth (1) the number of shares of Zhone common stock that were purchased under the ESPP during the 2005 fiscal year, and (2) the weighted average purchase price paid per share.

Name and Position	Number of Shares Purchased	Weighted Average Exercise Price ($)
Morteza Ejabat Chairman of the Board of Directors, President and Chief Executive Officer	0	N/A
Kirk Misaka Chief Financial Officer, Treasurer and Secretary	0	N/A
Jeanette Symons Chief Technology Officer	0	N/A
All executive officers, as a group (3 persons)	0	N/A
All directors who are not executive officers, as a group (7 persons)(1)	0	N/A
All employees, including officers who are not executive officers, as a group (84 persons)	372,423	2.18

(1)	Directors who are not Zhone employees are not eligible to participate in the ESPP.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the 2002 Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of Zhone common stock on February 15, 2006 by (1) each person who beneficially owned more than 5% of Zhone common stock, (2) each current director and director nominee, (3) each of the named executive officers identified in the Summary Compensation Table set forth below under the heading “Executive Compensation,” and (4) all directors, named executive officers and their affiliates as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
New Enterprise Associates entities	13,085,003	(4)	8.8%
Texas Pacific Group entities	8,969,193	(5)	6.1
KKR entities	8,959,375	(6)	6.1
S Squared Technology, LLC	7,782,974	(7)	5.3
Morteza Ejabat	4,038,254	(8)	2.7
Jeanette Symons	3,363,560	(9)	2.3
Kirk Misaka	311,304	(10)	*
Robert Dahl	210,923	(11)	*
Michael Connors	160,799	(12)	*
Adam Clammer	28,641	(13)	*
James H. Greene, Jr.	28,641	(14)	*
C. Richard Kramlich	27,466	(15)	*
James Timmins	27,466	(16)	*
James Coulter	19,998	(17)	*
All directors, named executive officers and their affiliates as a group (10 persons)	39,230,623	(18)	26.3%

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after February 15, 2006 are deemed outstanding, including without limitation, upon the exercise of options. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 148,028,745 shares of common stock outstanding on February 15, 2006 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after February 15, 2006.
(4)	Consists of (a) 1,817,129 shares held by New Enterprise Associates VIII, L.P., (b) 1,294,849 shares held by New Enterprise Associates 8A, L.P., (c) 4,287,092 shares held by New Enterprise Associates 9, L.P., (d) 5,599,672 shares held by New Enterprise Associates 10, L.P., (e) 3,525 shares subject to options held by NEA Development Corp., exercisable within 60 days after February 15, 2006, (f) 12,777 shares subject to warrants held by New Enterprise Associates VIII, L.P., exercisable within 60 days after February 15, 2006, (g) 26,849 shares subject to warrants held by New Enterprise Associates 8A, L.P., exercisable within 60 days after February 15, 2006, and (h) 43,110 shares subject to warrants held by New Enterprise Associates 10, L.P., exercisable within 60 days after February 15, 2006. The address of the entities affiliated with New Enterprise Associates is 1119 St. Paul Street, Baltimore, Maryland 21202.

(5)	Consists of (a) 8,959,375 shares held by TPG Zhone, L.L.C., (b) 7,468 shares held by TPG Genpar II, L.P., and (c) 2,350 shares subject to options held by TPG Genpar II, L.P., exercisable within 60 days after February 15, 2006. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C. The address of the entities affiliated with Texas Pacific Group is 345 California Street, Suite 3300, San Francisco, California 94104.
(6)	Consists of 8,959,375 shares held by KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P., which is the senior member of KKR-ZT, L.L.C. KKR 1996 GP LLC is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes Huth, Todd A. Fisher, Alexander Navab and James H. Greene, Jr. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP LLC. Each of such individuals disclaims ownership in such shares. The address of the entities affiliated with KKR 1996 GP LLC is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(7)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2006 by S Squared Technology, LLC and certain related entities, reporting sole power to vote or direct the vote over 7,782,974 shares and sole power to dispose or direct the disposition of 7,782,974 shares. The address of the entities affiliated with S Squared Technology, LLC is 515 Madison Avenue, New York, New York 10022.
(8)	Consists of (a) 2,714,059 shares held by Mr. Ejabat, (b) 70,500 shares held by Mr. Ejabat as Trustee of the Salmeh Ejabat Trust, (c) 70,500 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust, (d) 595,978 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (e) 587,217 shares subject to options exercisable by Mr. Ejabat within 60 days after February 15, 2006.
(9)	Consists of (a) 3,063,542 shares held by Ms. Symons as Trustee of the Symons Living Trust dated March 15, 1995, and (b) 300,018 shares subject to options exercisable by Ms. Symons within 60 days after February 15, 2006.
(10)	Consists of (a) 97,463 shares held by Mr. Misaka, and (b) 213,841 shares subject to options exercisable by Mr. Misaka within 60 days after February 15, 2006.
(11)	Consists of (a) 190,925 shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 1, 1989, as amended, and (b) 19,998 shares subject to options exercisable by Mr. Dahl within 60 days after February 15, 2006.
(12)	Consists of (a) 19,968 shares held by Dr. Connors, (b) 83,333 shares held by Suaimhneas LLC, of which Dr. Connors is the sole manager and his adult children are the owners, and (c) 57,498 shares subject to options exercisable by Dr. Connors within 60 days after February 15, 2006.
(13)	Consists of (a) 7,468 shares held by Mr. Clammer, and (b) 21,173 shares subject to options exercisable by Mr. Clammer within 60 days after February 15, 2006. Mr. Clammer is a member of KKR & Co., LLC and a limited partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P., which is the senior member of KKR-ZT, L.L.C. Mr. Clammer disclaims beneficial ownership of any shares beneficially owned by KKR Associates 1996 L.P.
(14)	Consists of (a) 7,468 shares held by Mr. Greene, and (b) 21,173 shares subject to options exercisable by Mr. Greene within 60 days after February 15, 2006. Mr. Greene is a member of KKR 1996 GP LLC, which is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P., which is the senior member of KKR-ZT, L.L.C. Mr. Greene may be deemed to share beneficial ownership in the shares beneficially owned by KKR 1996 GP LLC. Mr. Greene disclaims beneficial ownership in such shares.
(15)	Consists of (a) 7,468 shares held by Mr. Kramlich, and (b) 19,998 shares subject to options exercisable by Mr. Kramlich within 60 days after February 15, 2006. Mr. Kramlich is a general partner of New Enterprise Associates and disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with New Enterprise Associates and its affiliated entities, except to the extent of his proportionate interest therein.

(16)	Consists of (a) 7,468 shares held by Mr. Timmins, and (b) 19,998 shares subject to options exercisable by Mr. Timmins within 60 days after February 15, 2006.
(17)	Consists of 19,998 shares subject to options exercisable by Mr. Coulter within 60 days after February 15, 2006. Mr. Coulter is a partner of Texas Pacific Group and a stockholder, officer and director of TPG Advisors II, Inc. Mr. Coulter disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with Texas Pacific Group and its affiliated entities, except to the extent of his proportionate interest therein.
(18)	Includes 1,286,787 shares subject to options and 82,736 shares subject to warrants exercisable within 60 days after February 15, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of Zhone common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2005.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals and approving stock option grants for these individuals under Zhone’s stock option plans. The Compensation Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors.

General Compensation Philosophy

Zhone believes that the quality, skills and dedication of its employees are critical factors affecting the long-term value of the company. Zhone’s general compensation philosophy is that total compensation should be determined based on a combination of individual and business objectives and competitive data, and that any long-term incentive compensation should be closely aligned with the stockholders’ interests. This philosophy applies to all Zhone employees. The Compensation Committee believes that Zhone’s compensation programs should be designed to foster employee retention, reward past performance, incentivize future performance and align the interests of employees with the interests of stockholders. Within this overall philosophy, Zhone’s compensation program has been structured so that total annual compensation for the majority of Zhone’s employees, including its executive officers, consists of (1) base salary, (2) variable incentive awards, (3) long-term equity-based incentives in the form of stock options, and (4) other employee benefits and perquisites.

Setting Executive Compensation

The Compensation Committee determines the compensation levels for the executive officers with the assistance and support of Zhone’s Human Resources Department, which reviews market information derived from nationally recognized compensation surveys and considers the compensation practices of companies in Zhone’s industry in an effort to determine whether Zhone’s compensation structure (1) is competitive in the industry, (2) motivates executive officers to achieve Zhone’s business objectives, and (3) aligns the interests of executive officers with the interests of stockholders. Although the Compensation Committee does not use a specific formula to set pay in relation to this market data, the Compensation Committee’s goal is to set executive officer total compensation at levels that are generally comparable to the market data.

Base Salaries

The Compensation Committee reviews the history of and proposals for the compensation of Zhone’s executive officers, including cash and equity-based components. In general, base salaries for employees, including executive officers, are established based on competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge, prior experience and Zhone’s overall budget for merit increases. In 2005, Zhone provided an increase in the base salary levels of some of its employees, but in accordance with Zhone’s philosophy of providing a strong link between pay and performance, the exact amount of the increase, if any, varied among employees based on their performance levels.

Performance Bonuses

In 2005, the Compensation Committee approved a special bonus for substantially all of Zhone’s employees in recognition of the employees’ commitment and dedication that resulted in improved operational and financial results. Future performance bonuses, if any, will be based on factors including the overall performance of the company in meeting financial objectives, in the context of an assessment of the performance of the employee’s business unit or function, and an evaluation of employee’s individual performance.

Long-Term Equity Incentives

The goal of Zhone’s long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage Zhone from the perspective of an owner with an equity stake in the business. In determining the size of the long-term equity incentives to be awarded to employees, including executive officers, the Compensation Committee takes into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions to the company, the size of prior grants, and competitive market data. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Zhone uses stock options as its primary incentive vehicle. Zhone’s belief in the egalitarian treatment of employees caused the Compensation Committee to decide against the use of equity vehicles that may differ between the executive officers and the broad-based employee population. Zhone’s stock option programs are broad-based, and in 2005, substantially all of Zhone’s employees received stock option grants. At the same time, the Compensation Committee also considers changes in the external environment. In the first quarter of fiscal 2006, Zhone began expensing equity awards in accordance with Financial Accounting Standards Board Statement 123R, which will result in significantly higher expenses in the equity component of total compensation. The Compensation Committee is carefully considering the impact of equity expensing, actions taken by Zhone’s peers to reduce the use of options, and Zhone’s dilution and overhang levels, and is contemplating changes to Zhone’s equity programs in order to strike an appropriate balance between promoting Zhone’s cost competitiveness and maintaining employee incentives.

Benefits and Perquisites

Zhone’s health care, insurance and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers. Consistent with Zhone’s egalitarian philosophy, executive officers do not have many additional perquisites that are not available to other employees. However, Ms. Symons does receive a car allowance, and both Ms. Symons and Mr. Ejabat are reimbursed for the direct operating expenses incurred in the use of their private aircraft when used for business purposes. Zhone expects its officers to be role models under the Code of Conduct and Ethics, which are applicable to all employees, and Zhone’s officers are not entitled to operate under different standards than other employees.

Chief Executive Officer Compensation

In setting compensation levels for the Chief Executive Officer, the Compensation Committee considers comparative compensation information from other companies. However, consistent with the Compensation Committee’s general practice and discretionary authority, Mr. Ejabat’s 2005 salary was not tied directly to the comparative compensation data. As previously reported, Mr. Ejabat’s base salary had remained unchanged since becoming Zhone’s Chief Executive Officer in 1999. Accordingly, the Compensation Committee conducted an evaluation and review of the performance and compensation levels of Mr. Ejabat, and in recognition of Zhone’s increased revenues and the attainment of strategic and growth initiatives, the Compensation Committee determined that it was appropriate to increase Mr. Ejabat’s base salary, effective as of September 1, 2005, from $350,000 to $825,000. Based on Zhone’s financial results and its attainment of its performance goals and Mr. Ejabat’s own performance in producing those results, the Compensation Committee awarded Mr. Ejabat a discretionary cash bonus of $250,000. The Compensation Committee considers this amount of base salary and bonus competitive and appropriate because of Mr. Ejabat’s critical role in achieving positive financial results in an extremely competitive economic environment, his actions in enhancing customer relations, and his role in expanding and diversifying Zhone’s product portfolio and customer base through strategic acquisitions. In 2005, the Compensation Committee awarded Mr. Ejabat stock options to purchase 850,000 shares of common stock, which become exercisable in 48 equal monthly installments over the course of four years. The option grant places a significant portion of Mr. Ejabat’s total compensation at risk, since the option grant delivers a return only if Zhone’s common stock appreciates over the option term.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code precludes a publicly-held company from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. The Compensation Committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. Based on current interpretations, the Compensation Committee believes that Zhone’s current stock plans have been structured so that compensation paid in connection with the exercise of option grants made under the plans will qualify as performance based compensation under Section 162(m). However, the Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Respectfully Submitted by the Compensation Committee

James Coulter

James H. Greene, Jr.

C. Richard Kramlich

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2005 fiscal year were James Coulter, James H. Greene, Jr. and C. Richard Kramlich. All members of the Compensation Committee during 2005 were independent directors, and none of them were our employees or former employees. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of Zhone common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,228,158	(2)	$3.40	3,575,204	(3)(4)
Equity compensation plans not approved by security holders	433,956		$2.20	1,215,871

Total	7,662,114		$3.33	4,791,075

(1)	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards. As of December 31, 2005, a total of 17,045,686 shares of Zhone common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $5.85 per share. In February 2006, the Board of Directors amended a number of our equity compensation plans, including those assumed in acquisitions, to provide that no further awards would be made under these plans.
(2)	Excludes purchase rights currently accruing under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan.
(3)	Includes shares available for future issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan. As of December 31, 2005, 956,114 shares of common stock were available for future issuance under the plan. On January 1 of each year, the aggregate number of shares available for purchase under the plan is automatically increased by 2.5% of the total number of shares of common stock outstanding as of the end of the preceding year, provided that the aggregate number of shares issued over the term of the plan does not exceed 1,500,000. Because the plan has already reached the maximum limit of 1,500,000 shares, there will be no further automatic annual increases under this “evergreen” provision.
(4)	Under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, the number of shares available for issuance under the plan will be increased automatically on January 1 of any year in which the number of shares available for issuance is less than 5% of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the plan equals the lesser of (a) 5% of the total number of outstanding shares on such date or (b) such other number of shares as determined by the Board.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan, which is a non-stockholder approved plan, is administered by a committee appointed by the Board of Directors. The committee has the authority to select the individuals to whom options and awards will be granted, and determine the type, size and the terms and conditions of options and awards. Under the plan, the committee may grant the following types of equity-based awards to eligible individuals: stock options, stock appreciation rights, dividend equivalent rights, phantom stock, performance units/shares, restricted stock and share awards. The Board initially authorized 3,411,250 shares of common stock, which reflects the one-for-four reverse split in November 2003, for issuance under the plan. As of December 31, 2005, 433,956 stock options were outstanding under the plan at a weighted average exercise price of $2.20 per share, and 1,215,871 shares were available for future grant under the plan. In February 2006, the Board amended a number of our equity compensation plans, including the 2002 Stock Incentive Plan, to provide that no further awards would be made under those plans.

Summary Compensation Table

The table below sets forth the compensation earned during the years ended December 31, 2005, December 31, 2004 and December 31, 2003 by our Chief Executive Officer and other executive officers, also referred to as the named executive officers.

		Annual Compensation			Long Term Compensation Awards (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation ($) (4)
Morteza Ejabat(5)	2005	508,333	250,000	—	850,000	828
Chairman of the Board of Directors, President and Chief Executive Officer	2004	350,000	—	—	500,000	840
	2003	350,000	225,000	—	258,499	36,676

Kirk Misaka	2005	238,333	150,000	—	300,000	496
Chief Financial Officer, Treasurer and Secretary	2004	175,000	—	—	190,000	462
	2003	175,000	100,000	—	72,026	462

Jeanette Symons(5)	2005	250,000	56,000	5,400	250,000	650
Chief Technology Officer	2004	250,000	—	5,400	300,000	657
	2003	250,000	78,000	5,400	140,999	107,178

(1)	Zhone did not offer any restricted stock awards, stock appreciation rights or long-term incentive programs to the named executive officers during the indicated years.
(2)	The amounts reported in this column consist of a car allowance paid to Ms. Symons in the amount of $5,400 in each of 2005, 2004 and 2003.
(3)	Indicates number of shares of common stock underlying options.
(4)	The amounts reported in this column consist of (a) insurance premiums paid by Zhone with respect to life insurance for the benefit of the named executive officers in the following amounts for 2005, 2004 and 2003, respectively: Mr. Ejabat ($828, $840 and $840), Mr. Misaka ($496, $462 and $462) and Ms. Symons ($650, $657 and $657), and (b) interest payments in 2003 with respect to loans made to Zhone by Mr. Ejabat ($35,836) and Ms. Symons ($106,521).
(5)	See also “Executive Compensation—Employment Contracts, Termination of Employment and Change in Control Agreements” and “Certain Relationships and Related Transactions” for additional information concerning Mr. Ejabat and Ms. Symons.

Option Grants in Last Fiscal Year

The following table provides specified information concerning option grants to each of the named executive officers during the year ended December 31, 2005. We did not grant any stock appreciation rights to the named executive officers during 2005.

	Individual Grants
	Number of Securities Underlying Options Granted (2)(#)	% of Total Options Granted to Employees in Fiscal Year (3)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
Name					5% ($)	10% ($)
Morteza Ejabat	850,000	23.8%	2.65	9/1/2015	1,416,585	3,589,905
Kirk Misaka	300,000	8.4%	2.65	9/1/2015	499,971	1,267,025
Jeanette Symons	250,000	7.0%	2.65	9/1/2015	416,643	1,055,854

(1)	In accordance with SEC rules, these columns show hypothetical gains that could be achieved for the respective options, assuming that the market price of Zhone common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value to the named executive officers from these options will be zero.
(2)	Each of the options becomes exercisable in 48 equal monthly installments over the course of four years.
(3)	Based on a total of 3,566,274 shares underlying options granted to employees during 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table provides information on option exercises in 2005 by each of the named executive officers and the values of each of such officer’s unexercised options at December 31, 2005. There were no stock appreciation rights for the named executive officers exercised or outstanding.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#) (1)		Value of Unexercised In-the-Money Options at December 31, 2005 ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Morteza Ejabat	0	0	467,380	1,141,119	0	0
Kirk Misaka	0	0	171,307	412,064	81,165	0
Jeanette Symons	0	0	250,077	440,922	0	0

(1)	These amounts represent the total number of shares subject to stock options held by the named executive officers at December 31, 2005. These options were granted on various dates prior to and through 2005.
(2)	The value of unexercised options is based upon the difference between the option exercise price and the price of Zhone common stock on December 31, 2005 ($2.12 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying in-the-money options held by the named executive officer. These values have not been, and may never be, realized.

Employment Contracts, Termination of Employment and Change in Control Agreements

We entered into employment agreements with Morteza Ejabat and Jeanette Symons on October 20, 1999. Each of these agreements relates to the employment of the executive officer and has a four year term, subject to an automatic, one year renewal provided neither Zhone nor the executive officer has notified the other that the renewal will not take effect. Under each of the employment agreements, the salary and bonus to be received by each executive officer will be determined by the Compensation Committee or the Board of Directors on an annual basis. In the event the executive’s employment is terminated by us “without cause” or by the executive for

“good reason,” as each term is defined in the employment agreements, the executive will receive a lump sum payment equal to the salary that the executive would have been entitled to receive had he or she continued his or her employment for the balance of the original term, or if the term of the executive’s employment has been extended, the balance of the extended term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our restructuring in July 2002, we loaned $350,000 to Morteza Ejabat in connection with his purchase of 3,500,000 shares of common stock and $200,000 to Jeanette Symons in connection with her purchase of 2,000,000 shares of common stock. These loans were made pursuant to promissory notes which accrue interest at a rate of 5.5% per annum compounded annually. These loans expire on July 11, 2006, on which date the entire outstanding balance of principal and accrued but unpaid interest will be due. As of December 31, 2005, the initial principal amounts of the promissory notes and all accrued interest remained outstanding.

In the ordinary course of business, our executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Consistent with this policy, we reimburse Mr. Ejabat and Ms. Symons for the direct operating expenses incurred in the use of their private aircraft when used for business purposes. The amount reimbursed to Mr. Ejabat and Ms. Symons for these expenses was $752,653 and $7,812, respectively, during the year ended December 31, 2005.

All related party transactions involving Zhone and its executive officers, directors, director nominees, principal stockholders and their affiliates are reviewed for potential conflict of interest situations by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Zhone’s financial statements and internal control over financial reporting. Zhone’s Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Zhone’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Zhone’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Zhone’s independent registered public accounting firm, is responsible for performing an independent audit of Zhone’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of Zhone’s internal control over financial reporting and the effectiveness of Zhone’s internal control over financial reporting. The Audit Committee periodically meets with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of Zhone’s internal controls and the overall quality of Zhone’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, KPMG. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, including the quality and acceptability of Zhone’s accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with KPMG its independence from Zhone. In reliance on these reviews and discussions, and the reports of KPMG, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Zhone’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Robert Dahl (Chairman)

Adam Clammer

James Timmins

STOCK PERFORMANCE GRAPH

The graph depicted below compares the cumulative total stockholder return on Zhone common stock during the period from Zhone’s initial stock listing date through December 31, 2005, with the cumulative total return on the S&P 500 Index and the Nasdaq Telecommunications Index. The comparison assumes $100 was invested on November 14, 2003 (the date Zhone common stock began to be publicly traded) in each of Zhone common stock, the S&P 500 Index and the Nasdaq Telecommunications Index, and assumes that all dividends, if any, were reinvested. Stockholder returns over the indicated period are based on historical data and should not be considered indicative of future stockholder returns.

Comparison of Cumulative Total Return*

Among Zhone Technologies, Inc.,

the S&P 500 Index and

the Nasdaq Telecommunications Index

*	Prior to November 14, 2003, Zhone common stock was not publicly traded. Comparative data is provided only for the period since that date.

OTHER MATTERS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement relating to our 2007 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 8, 2006 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2006 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2007 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2007 annual meeting of stockholders is February 16, 2007 (90 calendar days prior to the anniversary of our 2006 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2007 annual meeting. However, in the event that the 2007 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2006 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2007 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Zhone Technologies, Inc., Attn: Corporate Secretary, 7001 Oakport Street, Oakland, California 94621.

Merger with Tellium. In November 2003, Zhone consummated its merger with Tellium, Inc. While Tellium acted as the legal acquirer, due to various factors, including the relative voting rights, board control, and senior management composition of the combined company, Zhone was treated as the “acquirer” for accounting purposes. In addition, immediately upon the closing of the merger, the combined company was renamed “Zhone Technologies, Inc.” and retained substantially all of Zhone’s previous management and operating structure. As a result, the information presented in this proxy statement reflects the operations of Zhone and does not include information related to the board of directors, management or operations of Tellium prior to the closing of the merger, unless otherwise noted.

Incorporation by Reference. Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, the information contained in the Report of the Compensation Committee, the Report of the Audit Committee and the Stock Performance Graph sections shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

APPENDIX A

ZHONE TECHNOLOGIES, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated May 17, 2006)

1. Establishment of Plan. Zhone Technologies, Inc., a Delaware Corporation (the “Company”), proposes to grant options for purchase of shares of the Company’s Common Stock (“Shares”) to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 3,500,000 Shares (as adjusted to reflect the one-for-four reverse stock split effective November 13, 2003) is reserved for issuance under this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Certain terms.

(a) “Change in Capitalization” shall mean any increase or reduction in the number of Shares, or any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or a substantially similar transaction.

(b) “Change in Control” shall mean the occurrence of any of the following:

(1) An acquisition (other than directly from the Company) of any Voting Securities of the Company by any “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, including, without limitation, any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, or any group thereof (a “Person”), immediately after which such Person has ownership, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Beneficial Ownership”), of fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (“Voting Securities”), provided, however, in determining whether a Change in Control has occurred pursuant to this Section (b)(1), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(2) The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board, or following a Merger (as defined in paragraph (c)(i) below) which results in a Parent corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (3)(i)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(3) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (w) the Company, (x) any Related Entity, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (z) any Person who, together with its Affiliates, immediately prior to such Merger, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (I) the Surviving Corporation if there is no Parent Corporation, or (II) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of the assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities in contemplation of such share acquisition by the Company or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities which in either case increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c) “Fair Market Value” on any date means the closing price at the close of the primary trading session of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing price at the close of the primary trading session on such date as quoted on the Nasdaq Stock Market or such other market in which such prices are regularly quoted, or, if there has been no such closing price with respect to Shares on such date, the Fair Market Value shall be the value established by the Compensation Committee of the Board in good faith.

4. Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or affiliates or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

(e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

6. Offering Dates. The offering periods of this Plan (each, an “Offering Period”), with the exception of the First Offering Period (the “First Offering Period”), shall be of twenty-four (24) months duration commencing on March 1 and September 1 of each year and ending on February 28 and August 31 of each year. Each Offering Period, other than the First Offering Period, shall consist of four (4) six-month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The First Offering Period shall be of twenty-seven (27) months duration commencing on June 1, 2002 and ending on August 31, 2004, and shall consist of one (1) nine-month Purchase Period and three (3) six-month Purchase Periods. An additional Offering Period shall commence on January 1, 2004 and end on August 31, 2005, and shall consist of one (1) Purchase Period commencing on January 1, 2004 and ending on February 29, 2004 and three (3) six-month Purchase Periods thereafter. The first business day of each Offering Period is referred to as the “Offering Date.” The last business day of each Purchase Period is referred to as the “Purchase Date.” The Committee shall have the power to change the duration of Offering Periods with respect to offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected; provided, however, that no Offering Period may be longer than twenty-seven (27) months. Effective September 1, 2005, the following provisions shall apply. Each Offering Period shall be three (3) months duration commencing on September 1, December 1, March 1 and June 1 of each year and ending on November 30, February 28 (or 29 in the case of a leap year), May 31 and August 31 of each year. The last business day of each Offering Period (commencing on or after September 1, 2005) shall be referred to as the “Purchase Date.”

7. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company’s stock administration department (the “Stock Administration Department”) not later than one (1) day before such Offering Date. An eligible employee who does not deliver a subscription agreement to the Stock Administration Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Stock Administration Department not later than one (1) day preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or, with respect to Offering Periods commencing prior to September 1, 2005, terminates further participation in the Offering Period as set forth in Section 12 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

8. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of Shares of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date (but in no event less than the par value of a Share), or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date (but in no event less than the par value of a Share), provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the maximum number of Shares set by the Committee pursuant to Section 11(b) below with respect to the applicable Purchase Date. Effective for Offering Periods commencing on or after September 1, 2005, enrollment by an eligible employee in this Plan will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of Shares of the Company determined by dividing the (a) amount accumulated in such employee’s payroll deduction account during such Offering Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market of a Share on the Offering Date (but in no event less than par value of a Share), or (ii) eighty-five percent (85%) of the Fair Market of a Share on the Purchase Date (but in no event less than par value of a Share), provided, however, that the number of Shares subject to any option granted pursuant to this Plan shall not exceed the maximum number of Shares set by the Committee pursuant to Section 11(b) below with respect to the applicable Purchase Date.

9. Purchase Price. The purchase price at which a Share will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The Fair Market Value on the Offering Date; or

(b) The Fair Market Value on the Purchase Date.

10. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Stock Administration Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Stock Administration Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described herein. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. Effective for any Offering Period commencing on or after September 1, 2005, a participant may not increase or decrease the rate of payroll deductions during an Offering Period. A participant may, however, increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Stock Administration Department a new authorization for payroll deductions not later than one (1) day before the beginning of such subsequent Offering Period.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Stock Administration Department a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period commencing more than fifteen (15) days after the Stock Administration Department’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase Shares in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero. Effective for any Offering Period commencing on or after September 1, 2005, a participant may not reduce his or her payroll deduction percentage to zero during an Offering Period.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, so long as this Plan remains in effect, and (with respect to Offering Periods commencing prior to September 1, 2005) provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per Share shall be as specified in Section 9 of this Plan. Any cash remaining in a participant’s account after such purchase of Shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full Share shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase Shares on the Purchase Date shall be returned to the participant, without interest. No Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue Shares for the participant’s benefit representing the Shares purchased upon exercise of his or her option.

(g) During a participant’s lifetime, his or her option to purchase Shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised.

11. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate of payroll deduction in effect immediately prior to such suspension.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than ten (10) days prior to the commencement of any Purchase Period, the Committee shall determine, in its sole discretion, the maximum number of Shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Effective for Offering Periods commencing on or after September 1, 2005, the Maximum Share Amount shall be set not less then ten (10) days prior to the commencement of any Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period or Purchase Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c) If the number of Shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of Shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining Shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period or Purchase Period, without interest.

12. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Stock Administration Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period. Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in this Plan. This Section 12(a) shall only apply to Offering Periods commencing prior to September 1, 2005.

(b) Effective for any Offering Period commencing on or after September 1, 2005, a participant may not withdraw from a current Offering Period under this Plan. However, a participant may, by signing and delivering to the Stock Administration Department a written withdrawal notice one (1) day in advance of a subsequent Offering Period, decline to participate in such subsequent Offering Period. After the Stock Administration Department’s timely receipt of such request no further payroll deductions will be made with respect to such participant during subsequent Offering Periods until such time as the participant affirmatively elects to participate in the Plan by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 above for initial participation in the Plan.

(c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of Shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

13. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

14. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15. Change in Capitalization and Change in Control.

(a) Subject to any required action by the stockholders of the Company, in the event of a Change in Capitalization, the number of Shares covered by each option under this Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per Share covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) In the event of a Change in Control due to the dissolution or liquidation of the Company, all rights to purchase Shares under the Plan shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of Shares shall be refunded; provided, however, that the Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase Shares under this Plan prior to such termination. In the event of a Change in Control for any other reason and after which the Company is not the Surviving Corporation, the Committee may determine in its sole discretion that: (1) a date established by the Board on or up to 10 days before the date of consummation of such Change in Control shall be treated as the last day of any Offering Periods then in progress and shall also be a Purchase Date, and there shall be no further Offering Periods under this Plan; (2) all rights to purchase Shares under the Plan shall terminate and all amounts credited to employee accounts which have not been applied to the purchase of Shares shall be refunded; or (3) the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares of the Surviving Corporation will be purchased based on the Fair Market Value of the Surviving Corporation’s stock on each Purchase Date.

(c) The Committee may, if it so determines in the exercise of its sole discretion, in the event of a Change in Capitalization or a Change in Control, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option.

16. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 23 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of Shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such Shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

19. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

20. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Term; Stockholder Approval. After this Plan is adopted by the Board, this Plan will become effective on the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

23. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such Shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such Shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

24. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

26. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that, any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant; provided however that no action taken under Section 15 shall be considered to adversely affect the right of any participant within the meaning of this sentence, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 22 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 22) if such amendment would:

(a) increase the number of Shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

PROXY CARD

ZHONE TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Morteza Ejabat and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 17, 2006 at 10:00 a.m. Pacific Time at 7001 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

SEE REVERSE SIDE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Mark this box with an X if you have made changes to your name or address details above.

PROXY CARD FOR ANNUAL MEETING

A Election of Directors

1. The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees.

For Withhold

James Coulter

James Greene, Jr.

C. Richard Kramlich

B Issues

The Zhone Board of Directors unanimously recommends that stockholders vote “FOR” Proposals 2 and 3.

For Against Abstain

2. Ratification of Appointment of KPMG LLP as Zhone’s

Independent Registered Public Accounting Firm

3. Approval of Amendment to 2002 Employee Stock

Purchase Plan

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Signature 1—Please keep signature within the box Signature 2 (Joint Owner)—Please keep signature within the box Date (mm/dd/yyyy)

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